Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS FIRST

QUARTER NET INCOME OF $0.70 PER SHARE

WORCESTER, Mass., April 28, 2003—Allmerica Financial Corporation (NYSE: AFC) today reported net income for the first quarter of $37.1 million, or $0.70 per share, compared to $47.9 million, or $0.90 per share in the first three months of 2002.

“We are very pleased with our first quarter results,” said Edward J. Parry, III, President of Allmerica’s Asset Accumulation Company and Allmerica Financial Corporation’s Chief Financial Officer. “Our performance was in line with expectations and demonstrates the effectiveness of the restructuring plan we initiated during the fourth quarter of last year.”

Robert P. Restrepo, Jr., President of Allmerica’s Property and Casualty Companies said, “The improvement in our first quarter property and casualty earnings was the direct result of the effective execution of our operating plan. We are particularly encouraged with the ongoing improvement in commercial lines, where we continue to benefit from rate increases and improvements to our underwriting process.”

“Our financial services operation performed well in the quarter, making continued progress on the development of VeraVest Investments, Inc., our newly-formed, independent broker-dealer,” Parry said.

The following table illustrates net income and certain other items:

	Quarter Ended March 31 (In millions, except per share data)
	2003		2002
	$	Per Share	$	Per Share
Net Income	$37.1	$0.70	$47.9	$0.90

Net income includes the following items (net of taxes):
Net realized investment gains (losses)	$8.0	$0.14	$(4.4)	$(0.08)
Gains on derivative instruments	1.0	0.02	10.6	0.20
Restructuring costs	(2.2)	(0.04)	—	—
Income from the sale of universal life business	3.6	0.07	—	—
Gain from retirement of trust instruments supported by funding obligations	3.0	0.06	—	—
Cumulative effect of change in accounting principle	—	—	(3.7)	(0.07)

Total of included items	$13.4	$0.25	$2.5	$0.05

Segment Results

Allmerica Financial conducts business in three operating segments. These segments are Property and Casualty (formerly described as “Risk Management”), Allmerica Financial Services (including VeraVest Investments, Inc.), and Asset Management (formerly “Allmerica Asset Management”). Previously, Allmerica Financial Services and Asset Management were grouped together under the heading “Asset Accumulation”.

Property and Casualty markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America. Allmerica Financial Services manages a portfolio of proprietary life insurance and annuity products previously issued through Allmerica’s two life insurance subsidiaries, and markets non-proprietary insurance and retirement savings products and services primarily to individuals through VeraVest Investments, Inc., a registered broker-dealer. The Asset Management segment markets investment management services to institutions, pension funds, and other organizations through Opus Investment Management, Inc., and manages a portfolio of guaranteed investment contracts issued through Allmerica’s life insurance subsidiaries.

The following table shows segment income which is presented consistent with the manner in which management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income represents income before income taxes and minority interests and excludes the items listed in the net income table above.

	Quarter ended March 31 (In Millions)
	2003	2002
Property and Casualty	$44.2	$39.0
Allmerica Financial Services	2.4	29.7
Asset Management	2.5	5.1
Corporate	(17.1)	(16.4)

Total Segment Income	$32.0	$57.4

Property and Casualty

Property and Casualty segment income was $44.2 million in the first quarter of 2003, as compared to $39.0 million in the first quarter of 2002. Earnings were higher in the quarter due to rate increases in all lines, and favorable development on prior years’ reserves in most lines. These items were partially offset by increased current year frequency of losses and poor weather, primarily in personal lines, higher policy acquisition expenses, and lower net investment income.

Property and Casualty highlights:

■	Net premiums written were $550.5 million in the first quarter of 2003, compared to $554.9 million in the first quarter of 2002.

■	Net premiums earned were $554.2 million in the first quarter of 2003, compared to $558.1 million in the first quarter of 2002.

■	Pre-tax catastrophe losses were $11.2 million in both the first quarter of 2003 and the comparable period one year earlier.

■	The following table summarizes the components of the statutory combined ratio for the Property and Casualty segment:

	Quarter Ended March 31
	2003	2002
Losses	64.7%	66.7%
Loss adjustment expenses	8.3%	9.0%
Policy acquisition and other underwriting expense	29.3%	28.5%
Policyholders’ dividends	0.2%	0.1%

Combined Ratio	102.5%	104.3%

Allmerica Financial Services

Allmerica Financial Services reported segment income of $2.4 million in the first quarter of 2003, as compared to $29.7 million in the first quarter of 2002. Income for the quarter decreased principally due to higher amortization of deferred policy acquisition costs.

Allmerica Financial Services highlights:

•	The Risk Based Capital ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 266 percent at March 31, 2003, up from 244 percent at December 31, 2002.

•	Total adjusted statutory capital at March 31, 2003 was approximately $472.3 million for the combined life insurance subsidiaries, compared to $481.9 million at December 31, 2002.

•	In the first quarter, individual annuity redemptions were $1.0 billion, compared to $1.3 billion in the fourth quarter of 2002.

Asset Management

Asset Management’s first quarter segment income was $2.5 million, as compared to $5.1 million in the same period in the prior year. Income declined primarily due to lower earnings on guaranteed investment contracts and higher borrowing costs for AMGRO, Inc., the Company’s property and casualty premium financing business.

Corporate

Corporate segment net expenses were $17.1 million in the first quarter of 2003, compared to $16.4 million in the comparable period in 2002, principally due to a decline in net investment income.

Investment Results

Net investment income was $118.7 million for the first quarter of 2003, compared to $150.5 million in the same period in 2002. In the current quarter, net investment income decreased principally due to lower average outstanding assets resulting from lower spread-based assets in the guaranteed investment contract business, surrenders from the general account, and transfers to the separate accounts from the general account related to the annuity business. Additionally, invested assets in Allmerica Financial Services were lower due to the sale of the Company’s fixed universal life insurance block of business. Additionally, portfolio yields decreased due to lower prevailing fixed maturity investment rates.

First quarter 2003 pre-tax net realized investment gains were $13.2 million, compared to $12.3 million of pre-tax net realized investment losses in 2002. In the current quarter, pre-tax net realized investment gains were principally related to realized gains of $42.4 million on the sale of certain fixed income securities, partially offset by realized losses of $23.5 million on impairments of fixed income securities and realized losses on derivative instruments of $6.2 million. In the first quarter of 2002, pre-tax net realized investment losses were principally related to impairments of $22.4 million on fixed income securities and realized losses of $13.4 million on derivative instruments, partially offset by realized gains of $23.6 million on the sale of certain fixed income and equity securities.

Balance Sheet and Other

Shareholders’ equity was $2.1 billion, or $39.86 per share at March 31, 2003, compared to $2.1 billion, or $39.12 per share at December 31, 2002. Excluding accumulated other comprehensive income, book value was $40.59 per share at the close of the first quarter, compared to $39.83 per share at December 31, 2002.

Total assets were $24.4 billion at March 31, 2003, compared to $26.6 billion at year-end 2002. Separate account assets were $11.0 billion at March 31, 2003, versus $12.3 billion at December 31, 2002. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities and the decline in the equity market.

Life Insurance Company Statutory Capital Position

The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 266 percent at March 31, 2003, from 244 percent at December 31, 2002 due to the more favorable risk profile of the Company’s investment portfolio. RBC is a regulatory method of measuring the minimum amount of capital appropriate for an insurance company. The first level of regulatory involvement required for life insurance companies as a result of RBC levels, the so-called “Company Action Level”, is between 100 percent and 125 percent. Regulated insurance companies with RBC ratios that fall below the Company Action Level are required to prepare and submit an RBC plan that is acceptable to the insurance commissioner in the state of domicile. Total adjusted statutory capital at March 31, 2003 declined about 2 percent to approximately $472.3 million for the combined life insurance subsidiaries, from $481.9 million at December 31, 2002, principally due to the decline in the equity market. Statutory capital is the measure of capital utilized by insurance industry regulators.

Chief Executive Officer Search Update

The Board of Directors is continuing its search and consideration of a President and Chief Executive Officer for the Company. In order to allow the Board sufficient time to consider candidates for this position, it is not expected that the selection will be made prior to the annual meeting of the Company.

There are several highly qualified candidates for this position, including both internal and external candidates. The Search Committee of the Board has been interviewing and evaluating these candidates, and expects to continue to do so. The Directors recognize the importance of this decision and have elected to extend the process in the interest of full and complete evaluation of all candidates.

Allmerica Financial Corporation will host a conference call to discuss the Company’s first quarter results on Tuesday, April 29th at 10:00 a.m. Eastern Time. Interested investors and others can listen to the call through Allmerica’s web site, located at http://www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call for one week following its posting.

Allmerica Financial Corporation’s First Quarter Earnings Press Release and Statistical Supplement are also available in the Financial News section at http://www.allmerica.com.

Certain statements in this release may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at http://www.allmerica.com under “Financial News”. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, including the effect of the Company’s restructuring actions.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Massachusetts.

CONTACTS:	Investors:	Media:
	Henry P. St. Cyr	Michael F. Buckley
	(508) 855-2959	(508) 855-3099
	hstcyr@allmerica.com	mibuckley@allmerica.com

AF-

04/28/03

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended March 31
	2003	2002
Net income	$37.1	$47.9
Net income per share (diluted) (1)	$0.70	$0.90
Weighted average shares	53.0	53.1

The following is a reconciliation from segment income to net income (2):

	Quarter ended March 31
	2003	2002
Property and Casualty	$44.2	$39.0
Allmerica Financial Services	2.4	29.7
Asset Management	2.5	5.1
Corporate	(17.1)	(16.4)

Total segment income	32.0	57.4
Federal income taxes on segment income	(4.3)	(8.0)
Minority interest on preferred dividends	(4.0)	(4.0)

Total segment income after federal income taxes and minority interest	23.7	45.4
Net realized investment gains (losses), net of taxes and amortization	8.0	(4.4)
Income from sale of universal life business, net of taxes	3.6	—
Gain from retirement of trust instruments supported by funding obligations, net of taxes	3.0	—
Gains on derivative instruments, net of taxes	1.0	10.6
Restructuring costs, net of tax	(2.2)	—
Cumulative effect of change in accounting principle, net of taxes	—	(3.7)

Net income	$37.1	$47.9

(1)	Basic net income per share was $0.70 and $0.91 for the quarters ended March 31, 2003 and 2002, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision makers in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments based on a pre-tax and pre-minority interest basis. Segment income (loss) is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Although the items excluded from segment income (loss) may be significant components in understanding and assessing each segment’s financial performance, management believes segment income (loss) enhances an investor’s understanding of the segment’s results of operations by highlighting net income (loss) attributable to the normal, recurring operations of the business, consistent with industry practice.

All figures reported are unaudited.